Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The following summary of the capital stock of Evergreen International Corp. (the “Company”) does not purport to be complete and is qualified in its entirety by reference to the Company’s certificate of incorporation, as amended from time to time, and the Company’s by-laws, as amended from time to time, each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit is a part, and certain provisions of Delaware General Corporation Law.

As of July 28, 2020, Evergreen International Corp. had two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended - the preferred stock and common stock.

I. DESCRIPTION OF OUR COMMON STOCK

The following is a description of the material terms of our common stock as described in the Company’s amended and restated certificate of incorporation and any amendments thereto and our amended and restated by-laws, and is qualified in its entirety by reference to such amended restated certificate of incorporation and amended and restated by-laws. We have filed copies of these documents as exhibits to our periodic reports filed with the SEC each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit is a part.

Our common stock consists of authorized 10,000,000 shares, par value $.001per share (“Common Stock”). As of July 29, 2020, there are 7,350,540 shares of Common Stock issued and outstanding.

Voting Rights

The holders of Common Stock are entitled to one vote per share on matters on which they are entitled to vote. The only voting rights vested in the holders of Common Stock, except as required by law, are the election of such number of directors.

Dividends

The holders of Common Stock are entitled to receive dividends or other distributions on an equal basis, as the board of directors may, from time to time, declare from of funds legally available.

Liquidation

In the event of the liquidation, dissolution or winding up of our Company, the holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities

II. DESCRIPTION OF OUR PREFERRED STOCK

The following is a description of the material terms of our preferred stock as described in the Company’s amended and restated certificate of incorporation and any amendments thereto and our amended and restated by-laws, and is qualified in its entirety by reference to such amended restated certificate of incorporation and amended and restated by-laws. We have filed copies of these documents as exhibits to our periodic reports filed with the SEC each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit is a part.

Our preferred stock consists of 1,000,000 authorized shares, par value $.001 per share (“Preferred Stock”). As of July 29, 2020, the Company has not issued any shares of Preferred Stock, which is issuable in series with such rights, preferences and terms as determined by the board of directors.

Transfer Agent and Registrar

The transfer agent and registrar for the Company’s common stock is Action Stock Transfer.

Market Information.

Our common stock is quoted in the over-the-counter market on the OTC Pink of the OTC market, under the symbol “EVGI.” Our stock is not traded or quoted on any automated quotation system. There is no established trading market for our common stock, and there is minimal trading in our common stock. Quotations for and transactions in our common stock are highly sporadic and such information should not be relied upon as a meaningful indication of the price at which a shareholder could sell our common stock. Accordingly, no price information is being supplied herein.